                                                                      Exhibit 99

FOR MORE INFORMATION CONTACT:

Robert F. Stockwell
Security First Technologies
404-812-6780

                      SECURITY FIRST TECHNOLOGIES AND FICS
                       DISCUSSING NEW TERMS OF ACQUISITION

         ATLANTA, GA -- SEPTEMBER 7, 1999 - Security First Technologies (Nasdaq:
SONE) announced today that Security First Technologies and the shareholders of FICS Group, N.V. are in discussions regarding new terms of the previously announced agreements under which Security First Technologies agreed to acquire FICS. Security First Technologies determined it is in the best interest of its shareholders to negotiate new terms which involve reducing the aggregate number of shares of Security First Technologies common stock that would be issued in the transaction, as well as creating an earn-out for a percentage of the shares. Unless and until there is a definitive agreement, there can be no assurance an agreement will be reached.

         On May 17, 1999, Security First Technologies announced agreements to acquire FICS Group and Edify Corporation in separate transactions. These discussions do not affect the Edify transaction, which is expected to close in the fourth quarter 1999.

ABOUT SECURITY FIRST TECHNOLOGIES

     Security First Technologies (NASDAQ: SONE) builds, delivers and operates integrated, transactional and brandable Internet applications for financial institutions. Security First Technologies' secure solutions are available for in-house implementations or can be outsourced to the Security First Technologies Data Center. Security First Technologies also offers training, product integration and customer service center outsourcing. Security First Technologies, through direct sales and channel partnerships, has agreed to provide software applications and technology to more than 100 financial entities. Security First Technologies can be reached at www.S1.com.


                                    -- ### --